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                                                                      EXHIBIT 11


                                                        INSTRON CORPORATION
                                    COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
                                    -----------------------------------------------------------
                                                            (Unaudited)

                                                                Three Months Ended               Nine months ended
                                                           ------------------------------   -----------------------------
                                                           September 28,    September 30,   September 28,   September 30,
                                                               1996            1995             1996           1995
                                                           -------------    -------------   -------------   -------------

Net income                                                   $1,437,000     $  788,000        $2,128,000     $2,690,000
                                                             ==========     ==========        ==========     ==========
Primary earnings per share:
Weighted average number of common shares outstanding          6,413,157      6,332,525         6,388,796      6,319,872

     Add: Shares arising from the assumed exercise
          of stock options (as determined under the
          Treasury Stock Method)                                 83,835        100,304           136,103         99,307
                                                             ----------     ----------        ----------     ----------

     Weighted average of common and equivalent shares         6,496,992      6,432,829         6,524,899      6,419,179
                                                             ==========     ==========        ==========     ==========

        Primary earnings per share                           $      .22     $      .12        $      .33     $      .42
                                                             ==========     ==========        ==========     ==========
     Fully diluted earnings per share (1):
        Weighted average of common and equivalent shares
        outstanding (as determined for the Primary
        earnings per share calculation above)                 6,496,992      6,432,829         6,524,899      6,419,179
        Add:  Additional shares arising from the assumed
               exercise of stock options (as determined
                under the Treasury Stock Method)                      0         47,927             9,327         48,924
                                                             ----------     ----------        ----------     ----------

     Weighted average of common and equivalent shares         6,496,992      6,480,756         6,534,226      6,468,103
                                                             ==========     ==========        ==========     ==========

        Fully diluted earnings per share                     $      .22     $      .12        $      .33     $      .42
                                                             ==========     ==========        ==========     ==========




Note(1): This calculation is submitted in accordance with the Securities Act of 1993 Release No. 5,133 although it is not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.

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